Exhibit 10.4.3

SUMMARY DESCRIPTION OF CBL & ASSOCIATES PROPERTIES, INC
DIRECTOR COMPENSATION ARRANGEMENTS

In November 2016, upon the recommendation of the Company’s Compensation Committee, the Board of Directors voted to make the following adjustments to the schedule of fees that had been in effect since January 1, 2014 governing the cash portion of the Company’s compensation arrangements for each Director not employed by the Company (a “Non-Employee Director”), which had the effect of transitioning the Non-Employee Directors’ cash compensation to an annual fee basis, and eliminating all prior monthly or meeting-based fees:

Description	Amount of Fee Prior to January 1, 2017	New Fees Effective January 1, 2014
Annual Fee for each Non-Employee Director	$35,000	$40,000
Meeting Fee for each Board, Compensation Committee, Nominating/Corporate Governance Committee or Audit Committee Meeting Attended (1)	$2,250	—
Monthly Fee for each Non-Employee Director Who Serves as a Member of the Executive Committee (in lieu of Executive Committee Meeting Fees)	$1,250	—
Fee for each Telephonic Board or Committee Meeting	$1,125	—
Annual Audit Committee Member Fee	—	$20,000
Annual Committee Member Fee (Compensation Committee; Nominating/Corporate Governance Committee Executive Committee) (2)	—	$15,000
Monthly Fee for the Audit Committee Chairman (1)	$1,500	—
Annual Fee – Audit Committee Chairman (2)	—	$25,000
Annual Fee – Compensation Committee Chairman (2)	—	$20,000
Annual Fee – Nominating/Corporate Governance Committee Chairman (2)	—	$20,000
Monthly Fee for the Lead Independent Director	$1,500	—
Annual Fee – Lead Independent Director	—	$25,000

(1)	Prior to January 1, 2017, the Non-Employee Director serving as Chairman of the Audit Committee received a monthly fee in lieu of meeting fees for his participation on the Audit Committee.

(2)	Beginning January 1, 2017, each Committee Chair will receive the stated annual fee in lieu of the applicable annual Committee Member fee.

Each Non-Employee director also receives reimbursement of expenses incurred in attending meetings.

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Additionally, under the Company’s 2012 Stock Incentive Plan, as amended by Amendment No. 1 thereto and in effect prior to these changes, for each fiscal year of the Company, Non-Employee Directors also received either an annual grant of options to purchase 1,000 shares of Common Stock having an exercise price equal to 100% of the fair market value of the shares of Common Stock on December 31 of such fiscal year or up to 10,000 shares of restricted Common Stock of the Company.

In conjunction with the revisions described above to transition the Non-Employee Directors’ cash compensation to an annual fee basis, the Compensation Committee also determined that, effective January 1, 2017, these provisions will be applied in a manner that results in each Non-Employee Director receiving an annual award of shares of restricted Common Stock of the Company at the conclusion of each year (which may be payable on the first trading day of the next succeeding calendar year) having a value of $100,000, with the number of shares granted to be based on the average of the high and low trading prices for the Company’s Common Stock on the grant date.

In addition, prior to these changes and pursuant to the terms of the Company’s 2012 Stock Incentive Plan, as amended, any person who became a Non-Employee Director received an initial grant of 1,000 shares of restricted Common Stock upon joining the Board of Directors. In conjunction with the other changes to Non-Employee Director compensation effected January 1, 2017, the Compensation Committee also determined that a person who becomes a Non-Employee Director of the Company in the future will, upon joining the Board of Directors, receive an initial grant of shares of restricted Common Stock of the Company having a value of $25,000, with the number of shares granted to be based on the average of the high and low trading prices for the Company’s Common Stock on the grant date.

The Compensation Committee also intends to approve a conforming Amendment No. 2 to the provisions governing awards to Non-Employee Directors under the Company’s 2012 Stock Incentive Plan to effectuate the changes to Non-Employee Director stock awards described above.

The restrictions on shares of Common Stock received by the Non-Employee Directors set forth in the 2012 Stock Incentive Plan, as amended, provide that such shares may not be transferred during the Non-Employee Director’s term and, upon a Non-Employee Director ceasing to be a member of the Board, all transfer restrictions concerning such Non-Employee Director Shares shall immediately be removed, and such shares shall thereupon be freely transferrable by the Non-Employee Director or by his or her estate or legal representative, as applicable. Each holder of a Non-Employee Director option granted pursuant to the above-stated arrangement has the same rights as other holders of options in the event of a change in control. Options granted to the Non-Employee Directors (i) shall have a term of 10 years from date of grant, (ii) are 100% vested upon grant, (iii) are non-forfeitable prior to the expiration of the term except upon the Non-Employee Director’s conviction for any criminal activity involving the Company or, if non-exercised, within one year following the date the Non-Employee Director ceases to be a director of the Company, and (iv) are non-transferable.

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